Exhibit 23.3

                         CONSENT TO INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) of MCI WORLDCOM, Inc. for the
registration of a maximum of 346,410 shares of its common stock and to the incorporation by reference therein of our reports dated February 1, 2000, with respect to the consolidated financial statements and schedule of Sprint Corporation and the combined financial statements and schedules of the Sprint FON Group and the Sprint PCS Group included in MCI WORLDCOM, Inc.'s Current Report (Form 8-K-2) dated April 11, 2000, filed with the Securities and Exchange Commission.


 /s/ Ernst & Young LLP
----------------------

Kansas City, Missouri
April 11, 2000